Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2008 in this Annual Report (Form 10-K) of LBI Media Holdings, Inc., with respect to the consolidated financial statements of LBI Media Holdings, Inc. as of December 31, 2007 and for the years ended December 31, 2007 and 2006.

/s/ Ernst & Young LLP

Los Angeles, California

March 31, 2009